Exhibit 99

News Release

SLB Announces Fourth-Quarter and Full-Year 2023 Results and Raises Quarterly Dividend by 10%

•	Fourth-quarter revenue of $8.99 billion increased 8% sequentially and 14% year on year

•	Fourth-quarter GAAP EPS of $0.77 decreased 1% sequentially and increased 4% year on year

•	Fourth-quarter EPS, excluding charges and credits, of $0.86 increased 10% sequentially and 21% year on year

•	Fourth-quarter cash flow from operations was $3.02 billion and free cash flow was $2.28 billion

•	Board approved a 10% increase in quarterly cash dividend to $0.275 per share

•	Full-year revenue of $33.14 billion increased 18% year on year

•	Full-year GAAP EPS of $2.91 increased 22% year on year

•	Full-year EPS, excluding charges and credits, of $2.98 increased 37% year on year

•	Full-year net income attributable to SLB of $4.20 billion increased 22% year on year

•	Full-year adjusted EBITDA of $8.11 billion increased 25% year on year

•	Full-year cash flow from operations was $6.64 billion and free cash flow was $4.04 billion

HOUSTON, January 19, 2024—SLB (NYSE: SLB) today announced results for the fourth-quarter and full-year 2023.

Fourth-Quarter Results

		(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Dec. 31, 2023	Sept. 30, 2023	Dec. 31, 2022	Sequential	Year-on-year
Revenue	$8,990	$8,310	$7,879	8%	14%
Income before taxes - GAAP basis	$1,433	$1,395	$1,347	3%	6%
Income before taxes margin - GAAP basis	15.9%	16.8%	17.1%	-85 bps	-116 bps
Net income attributable to SLB - GAAP basis	$1,113	$1,123	$1,065	-1%	4%
Diluted EPS - GAAP basis	$0.77	$0.78	$0.74	-1%	4%
Adjusted EBITDA*	$2,277	$2,081	$1,921	9%	19%
Adjusted EBITDA margin*	25.3%	25.0%	24.4%	29 bps	95 bps
Pretax segment operating income*	$1,868	$1,683	$1,557	11%	20%
Pretax segment operating margin*	20.8%	20.3%	19.8%	52 bps	101 bps
Net income attributable to SLB, excluding charges & credits*	$1,242	$1,123	$1,026	11%	21%
Diluted EPS, excluding charges & credits*	$0.86	$0.78	$0.71	10%	21%
Revenue by Geography
International	$7,293	$6,614	$6,194	10%	18%
North America	1,641	1,643	1,633	—	—
Other	56	53	52	n/m	n/m

	$8,990	$8,310	$7,879	8%	14%

*	These are non-GAAP financial measures. See sections titled “Divisions” and “Supplementary Information” for details.

n/m = not meaningful

				(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2023	Sept. 30, 2023	Dec. 31, 2022	Sequential	Year-on-year
Revenue by Division
Digital & Integration	$1,049	$982	$1,012	7%	4%
Reservoir Performance	1,735	1,680	1,554	3%	12%
Well Construction	3,426	3,430	3,229	0%	6%
Production Systems	2,944	2,367	2,215	24%	33%
Other	(164)	(149)	(131)	n/m	n/m

	$8,990	$8,310	$7,879	8%	14%

Pretax Operating Income by Division
Digital & Integration	$356	$314	$382	13%	-7%
Reservoir Performance	371	344	282	8%	31%
Well Construction	770	759	679	1%	13%
Production Systems	442	319	238	38%	85%
Other	(71)	(53)	(24)	n/m	n/m

	$1,868	$1,683	$1,557	11%	20%

Pretax Operating Margin by Division
Digital & Integration	34.0%	32.0%	37.7%	197 bps	-375 bps
Reservoir Performance	21.4%	20.5%	18.2%	88 bps	319 bps
Well Construction	22.5%	22.1%	21.0%	35 bps	143 bps
Production Systems	15.0%	13.5%	10.8%	153 bps	426 bps
Other	n/m	n/m	n/m	n/m	n/m

	20.8%	20.3%	19.8%	52 bps	101 bps

n/m = not meaningful

Full-Year Results

(Stated in millions, except per share amounts)
	Twelve Months Ended
	Dec. 31, 2023	Dec. 31, 2022	Change
Revenue	$33,135	$28,091	18%
Income before taxes - GAAP basis	$5,282	$4,271	24%
Income before taxes margin - GAAP basis	15.9%	15.2%	74 bps
Net income attributable to SLB - GAAP basis	$4,203	$3,441	22%
Diluted EPS - GAAP basis	$2.91	$2.39	22%
Adjusted EBITDA*	$8,107	$6,462	25%
Adjusted EBITDA margin*	24.5%	23.0%	147 bps
Pretax segment operating income*	$6,523	$5,011	30%
Pretax segment operating margin*	19.7%	17.8%	185 bps
Net income attributable to SLB, excluding charges & credits*	$4,305	$3,138	37%
Diluted EPS, excluding charges & credits*	$2.98	$2.18	37%
Revenue by Geography
International	$26,188	$21,895	20%
North America	6,727	5,995	12%
Other	220	201	n/m

	$33,135	$28,091	18%

*	These are non-GAAP financial measures. See sections titled “Charges & Credits”, “Divisions”, and “Supplemental Information” for details.

n/m = not meaningful

			(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2023	Dec. 31, 2022	Change
Revenue by Division
Digital & Integration	$3,871	$3,725	4%
Reservoir Performance	6,561	5,553	18%
Well Construction	13,478	11,397	18%
Production Systems	9,831	7,862	25%
Other	(606)	(446)	n/m

	$33,135	$28,091	18%

Pretax Segment Operating Income
Digital & Integration	$1,257	$1,357	-7%
Reservoir Performance	1,263	881	43%
Well Construction	2,932	2,202	33%
Production Systems	1,245	748	66%
Other	(174)	(177)	n/m

	$6,523	$5,011	30%

Pretax Segment Operating Margin
Digital & Integration	32.5%	36.4%	-397 bps
Reservoir Performance	19.2%	15.9%	338 bps
Well Construction	21.8%	19.3%	243 bps
Production Systems	12.7%	9.5%	315 bps
Other	n/m	n/m	n/m

	19.7%	17.8%	185 bps

Adjusted EBITDA
Digital & Integration	$1,847	$1,872	-1%
Reservoir Performance	1,646	1,233	33%
Well Construction	3,514	2,701	30%
Production Systems	1,569	1,047	50%
Other	102	95	n/m

	$8,678	$6,948	25%
Corporate & other	(571)	(486)	n/m

	$8,107	$6,462	25%

Adjusted EBITDA Margin
Digital & Integration	47.7%	50.3%	-255 bps
Reservoir Performance	25.1%	22.2%	287 bps
Well Construction	26.1%	23.7%	237 bps
Production Systems	16.0%	13.3%	264 bps
Other	n/m	n/m	n/m

	26.2%	24.7%	146 bps
Corporate & other	n/m	n/m	n/m

	24.5%	23.0%	147 bps

n/m = not meaningful

			(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2023	Dec. 31, 2022	Change
Revenue by Geography
North America	$6,727	$5,995	12%
Latin America	6,645	5,661	17%
Europe & Africa*	8,524	7,201	18%
Middle East & Asia	11,019	9,033	22%
Other	220	201	n/m

	$33,135	$28,091	18%

International	26,188	$21,895	20%
North America	6,727	5,995	12%
Other	220	201	n/m

	$33,135	$28,091	18%

Pretax Segment Operating Income
International	$5,486	$4,063	35%
North America	1,157	1,106	5%
Other	(120)	(158)	n/m

	$6,523	$5,011	30%

Pretax Segment Operating Income Margin
International	20.9%	18.6%	239 bps
North America	17.2%	18.4%	-124 bps
Other	n/m	n/m	n/m

	19.7%	17.8%	185 bps

Adjusted EBITDA
International	$6,988	$5,425	29%
North America	1,559	1,470	6%
Other	131	53	n/m

	$8,678	$6,948	25%
Corporate & other	(571)	(486)	n/m

	$8,107	$6,462	25%

Adjusted EBITDA Margin
International	26.7%	24.8%	191 bps
North America	23.2%	24.5%	-135 bps
Other	n/m	n/m	n/m

	26.2%	24.7%	146 bps
Corporate & other	n/m	n/m	n/m

	24.5%	23.0%	147 bps

*	Includes Russia and the Caspian region

n/m = not meaningful

Impressive Fourth-Quarter and Full-Year Performance

SLB CEO Olivier Le Peuch commented, “We have concluded a remarkable year marked by widespread revenue growth, margin expansion, and exceptional free cash flow. Year on year, we grew revenue and EBITDA 18% and 25%, respectively, and we delivered $4.0 billion of free cash flow—allowing us to reduce net debt by $1.4 billion and return $2.0 billion to shareholders this year through dividends and stock repurchases. These results showcase our continued ability to deliver superior earnings, generate impressive cash flows, and maintain a strong balance sheet.

“Sequentially, fourth-quarter revenue rose 8%, EPS (excluding charges and credits) increased 10% to $0.86, and adjusted EBITDA margins reached another cycle high. Notably, the acquired Aker subsea business accounted for approximately 70% of the sequential revenue growth, while the legacy portfolio continued its growth trajectory in the international markets.

“Compared to the same quarter last year, international revenue outpaced North America, growing 18% while North America was relatively flat. Excluding the acquired Aker subsea business, international revenue grew 10% year on year, marking the 10th consecutive quarter of double-digit growth. Our global pretax segment operating margin increased year on year for the 12th consecutive quarter, and we exited the year with a quarterly international margin reaching a new high in the cycle.”

A Remarkable Year of Broad, Resilient, and Durable Growth

“We concluded the year with 37% growth in EPS (excluding charges and credits) and expanded adjusted EBITDA margin by 147 basis points (bps). Additionally, we generated $6.64 billion in cash flow from operations and delivered return on capital employed (ROCE) of 16%, the highest level since 2014—a result of our returns-focused strategy.

“Our strong full-year performance was fueled by substantial international growth, with approximately 90% of our international GeoUnits posting year-on-year increases, complemented by sustained performance in North America.

“International revenue grew 20% year on year—by more than $4 billion—and pretax segment operating margins expanded by 239 bps. Notably, we achieved our highest-ever revenue in the Middle East, led by impressive growth in Saudi Arabia, the United Arab Emirates, and Egypt & East Mediterranean GeoUnits.

“In the offshore basins, we benefited from long-cycle developments, capacity expansions, and exploration and appraisal activities with remarkable growth in Brazil and Angola and very solid increases in the US Gulf of Mexico, Guyana, and Norway.

“In North America, while activity moderated as expected in the second half of the year, revenue increased by 12% year on year, outpacing the rig count. This outperformance was driven by our technology-leveraged portfolio in both US land and the US Gulf of Mexico.

“On a divisional basis, our Core business—comprising Reservoir Performance, Well Construction, and Production Systems—accelerated, growing revenue 20% year on year and expanding pretax segment operating margin 277 bps.

“Digital & Integration revenue increased 4% year on year. This was led by Digital, which continued strong growth momentum, delivering more than $2 billion in revenue while APS revenue declined. Our success in Digital was driven by further adoption of Delfi™ technology and customers embracing our connected and autonomous drilling, data, and AI solutions.

“We also saw continued adoption of our Transition Technologies™ portfolio as customers look to enhance efficiency and reduce emissions. The imperative to operate more sustainably is translating into tangible investments by our customers, resulting in the portfolio generating more than $1.0 billion of revenue.

“We are also very pleased to see our strategic focus on customer centricity continue to translate into customer satisfaction, with our performance and value creation achieving recognition in various industry surveys.

“I am extremely proud of our full-year results, and I would like to thank the entire SLB team for delivering this outstanding performance.”

Further International Growth and Shareholder Returns Ahead

“As global energy demand continues to increase, international production is expected to play a key role in meeting supply through the end of the decade. Notably, we anticipate record investment levels in the Middle East extending beyond 2025, with significant expansion in Saudi Arabia, the United Arab Emirates, Iraq, and Kuwait. Offshore remains another distinct attribute of this durable growth cycle, serving as an important source for production growth and capacity additions, and we expect strong activity to continue in Brazil, West Africa, the Eastern Mediterranean, the Middle East, and Southeast Asia.

“In the international environment, despite elevated geopolitical tensions in various regions, we do not anticipate a significant impact on the sector’s overall activity, absent any escalation. Furthermore, we expect the long-cycle investments across the Middle East, global offshore, and gas resource plays to be largely decoupled from short-term commodity price fluctuations.

“In 2024, we will experience another year of strong growth driven by the international markets. Benefiting from these market dynamics, we foresee further growth led by Production Systems, strengthened by the additional subsea opportunities from our OneSubsea joint venture. Sustained momentum is expected in Reservoir Performance, accompanied by increased activity in Well Construction. Additionally, we expect continued customer adoption of our Digital business, particularly in our new technology platforms.

“Our performance and returns-focused strategy, combined with our differentiated market positioning and digital capabilities, will drive profitable growth and further margin expansion, setting a strong foundation for long-term outperformance.

“With confidence in the strength and longevity of the cycle and visibility into sustained strong cash flows, we are pleased to announce that our Board of Directors has approved a 10% increase to our quarterly dividend. Additionally, we plan to increase share repurchases in 2024, visibly enhancing returns to shareholders for the full year.

“With a clear strategy, a uniquely positioned portfolio, and the right team in place, we look forward to delivering value for our customers and our shareholders in the years ahead.”

Other Events

During the quarter, SLB repurchased 1.8 million shares of its common stock at an average price of $54.46 per share for a total purchase price of $100 million.

On January 18, 2024, SLB’s Board of Directors approved a 10% increase in SLB’s quarterly cash dividend from $0.250 per share of outstanding common stock to $0.275 per share, beginning with the dividend payable on April 4, 2024, to stockholders of record on February 7, 2024.

Fourth-Quarter Revenue by Geographical Area

				(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2023	Sept. 30, 2023	Dec. 31, 2022	Sequential	Year-on-year
North America	$1,641	$1,643	$1,633	—	—
Latin America	1,722	1,681	1,619	2%	6%
Europe & Africa*	2,429	2,091	2,067	16%	18%
Middle East & Asia	3,141	2,842	2,508	11%	25%
Eliminations & other	57	53	53	n/m	n/m

	$8,990	$8,310	$7,879	8%	14%

International	7,292	$6,614	$6,194	10%	18%
North America	$1,641	$1,643	$1,633	—	—

*	Includes Russia and the Caspian region

n/m = not meaningful

International

Revenue in Latin America of $1.72 billion increased 2% sequentially due mainly to the Aker subsea acquisition driving growth in Brazil. Year on year, fourth-quarter revenue grew 6%, fueled by heightened sales of production systems and the impact of the acquired Aker subsea business. Increased intervention, stimulation, and drilling activity in Argentina also contributed to the year-on-year revenue growth.

Europe & Africa revenue of $2.43 billion increased 16% sequentially mainly driven by the acquired Aker subsea business, which accounted for most of the sequential revenue growth, primarily in Scandinavia. The growth was further boosted by intensified offshore exploration, drilling, and production activity in the Angola, Central & East Africa GeoUnit. Year on year, fourth-quarter revenue grew 18%, with revenue offshore Africa nearly doubling, driven by heightened exploration, drilling, and production activities. The Aker subsea business in the Scandinavia GeoUnit also contributed to the year-on-year revenue surge, offset in part by reduced revenue in Russia.

Revenue in the Middle East & Asia of $3.14 billion increased 11% sequentially fueled by robust activity growth in Saudi Arabia, the United Arab Emirates, Qatar, Egypt & East Mediterranean, East Asia, and Oman GeoUnits. This increase was driven by higher drilling, intervention, stimulation, and evaluation activity, both on land and offshore. Year on year, fourth-quarter revenue increased 25%, propelled by significant growth in Saudi Arabia, the United Arab Emirates, Egypt & East Mediterranean, Kuwait, Oman, and East Asia GeoUnits.

North America

North America revenue of $1.64 billion was flat sequentially as reduced drilling activity in US land and Canada was offset by higher offshore revenue in the US Gulf of Mexico. Offshore revenue increased as a result of higher subsea production systems sales and the acquisition of the Aker subsea business. Year on year, North America revenue was flat as reduced drilling activity in US land and lower APS project revenue in Canada were offset by higher revenue offshore.

Fourth-Quarter Results by Division

Digital & Integration

	(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2023	Sept. 30, 2023	Dec. 31, 2022	Sequential	Year-on-year
Revenue
International	$790	$737	$723	7%	9%
North America	257	242	288	6%	-11%
Other	2	3	1	n/m	n/m

	$1,049	$982	$1,012	7%	4%

Pretax operating income	$356	$314	$382	13%	-7%
Pretax operating margin	34.0%	32.0%	37.7%	197 bps	-375 bps

n/m = not meaningful

Digital & Integration revenue of $1.05 billion increased 7% sequentially due to increased Digital revenue across all areas led by the Middle East & Asia and Europe & Africa, including higher exploration data sales in North America. Year on year, revenue increased 4% due to strong international growth in Digital revenue despite lower exploration data sales in the US Gulf of Mexico, due to licensing round delays, partially offset by lower APS revenue in Canada.

Digital & Integration pretax operating margin of 34% expanded 197 bps sequentially due to improved profitability in Digital. Year on year, pretax operating margin decreased 375 bps due to reduced profitability in APS, which was impacted by lower commodity prices in Canada.

Reservoir Performance

	(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2023	Sept. 30, 2023	Dec. 31, 2022	Sequential	Year-on-year
Revenue
International	$1,611	$1,554	$1,430	4%	13%
North America	123	125	123	-2%	0%
Other	1	1	1	n/m	n/m

	$1,735	$1,680	$1,554	3%	12%

Pretax operating income	$371	$344	$282	8%	31%
Pretax operating margin	21.4%	20.5%	18.2%	88 bps	319 bps

n/m = not meaningful

Reservoir Performance revenue of $1.73 billion grew 3% sequentially primarily due to increased stimulation, intervention, and evaluation activity internationally, mainly in the Middle East and Africa. Strong growth occurred in Qatar and Saudi Arabia on higher evaluation and stimulation activity, respectively.

Year on year, revenue increased 12% across all international areas, led by the Middle East & Asia and supported by higher evaluation, intervention, and stimulation activity.

Reservoir Performance pretax operating margin of 21% expanded 88 bps sequentially and 319 bps year on year, representing the highest level of pretax operating margin in this cycle. These increases were primarily driven by higher activity, pricing, and improved operating leverage across evaluation and stimulation. New technology deployment also contributed to the margin expansion, particularly in the Middle East and Europe.

Well Construction

	(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2023	Sept. 30, 2023	Dec. 31, 2022	Sequential	Year-on-year
Revenue
International	$2,748	$2,707	$2,522	2%	9%
North America	614	663	652	-7%	-6%
Other	64	60	55	n/m	n/m

	$3,426	$3,430	$3,229	—	6%

Pretax operating income	$770	$759	$679	1%	13%
Pretax operating margin	22.472%	22.1%	21.0%	35 bps	143 bps

n/m = not meaningful

Well Construction revenue of $3.43 billion was flat sequentially with international growth being offset by a decline in North America revenue. International revenue increased 2% driven primarily by strong growth in the Middle East & Asia and Africa. Year on year, revenue increased 6%, driven by strong growth in the Middle East & Asia and Africa due to very strong measurements, fluids, and equipment sales activity. This increase was partially offset by declines in North America, Latin America, and Russia.

Well Construction pretax operating margin of 22% expanded 35 bps sequentially driven by improved profitability from increased activity in the Middle East & Asia and Africa. This was partially offset by the decline in activity in North America and the onset of seasonal effects in the Northern Hemisphere. Year on year, pretax operating margin expanded 143 bps with profitability improving in measurements and fluids as a result of higher activity in the Middle East & Asia and Africa.

Production Systems

	(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2023	Sept. 30, 2023	Dec. 31, 2022	Sequential	Year-on-year
Revenue
International	$2,276	$1,740	$1,638	31%	39%
North America	666	626	575	6%	16%
Other	2	1	2	n/m	n/m

	$2,944	$2,367	$2,215	24%	33%

Pretax operating income	$442	$319	$238	38%	85%
Pretax operating margin	15.0%	13.5%	10.8%	153 bps	426 bps

n/m = not meaningful

Production Systems revenue of $2.94 billion increased 24% sequentially and 33% year on year, mainly due to the acquired Aker subsea business. Excluding the acquired Aker subsea business, revenue grew 4% sequentially and 11% year on year driven by strong international sales. Organic sequential growth was due to strong international sales of midstream, artificial lift, and subsea production systems, partially offset by reduced sales of completions. Organic year-on-year growth was driven by strong international sales of subsea production systems, completions, and artificial lift.

Production Systems pretax operating margin expanded 153 bps sequentially to 15%, its highest level in this cycle. The expansion was driven primarily by higher sales of midstream, artificial lift, and subsea production systems. Year on year, pretax operating margin expanded 426 bps led by improved profitability in completions, surface production systems, artificial lift, and subsea production systems and driven by an improved activity mix, pricing, and the easing of supply chain constraints.

Quarterly Highlights

CORE

Contract Awards

SLB continues to win new contract awards that align with SLB’s core strengths, particularly in the international and offshore basins. Notable highlights include the following:

•

In Canada, offshore Newfoundland and Labrador, Cenovus Energy awarded SLB a five-year contract for well construction and associated services. SLB will provide drilling and completion fluid work in the West White Rose field.

•	In Mexico, SLB was awarded two contracts covering a period of more than two years for our main customer in Mexico. The first contract is for wellheads and trees and the second is for mudline systems.

•

In Argentina, Energía Argentina awarded SLB a contract for valves for the Presidente Nestor Kirchner (GPNK) gas pipeline. The GPNK pipeline will increase the gas transport capacity from the Vaca Muerta gas field to consumption centers in northern Argentina. Additionally, due to strong performance, Energía Argentina awarded SLB an extension of the current contract for the northern gas pipeline reversion. The pipeline will replace 2.4 billion cubic meters per year of imported liquified natural gas and liquid fuels with Argentine fuels.

•

In Libya, Repsol awarded SLB and partner National Oil Wells Drilling & Workover Company a contract for integrated well construction services. The contract scope includes project management and all drilling and well testing services, including SLB core and rig services and products. The contract is for two exploration wells plus one optional well. SLB will deploy its integration expertise and technology workflows with the objective of de-risking the exploration well delivery and improving the exploration and appraisal success rate for Repsol.

•

Also in Libya, Nafusah awarded SLB a three-year contract for the engineering, procurement, and commissioning (EPC), as well as startup and operations of an early production facility using one of SLB’s Production ExPRESS™ rapid production response solutions. Located in North Hamada Area 47, the project will be capable of processing up to 10,000 barrels of fluid per day. The Production ExPRESS design is a fit-for-purpose mobile and efficient solution that will allow Nafusah to acquire additional reservoir information and fast-track hydrocarbon production with a reduced capex over the additional EPC project’s design while preserving cash flow and continuous well deliverability.

•

In the Kingdom of Saudi Arabia, Saipem awarded SLB a contract for high-pressure shallow-water subsea Grove™ top entry ball valves, RING-O™ swing check valves, and LEDEEN™ actuators for the Qatif, Marjan, Abu Safah, and Safaniyah fields. The valves and actuators are to be installed in shallow-water subsea lines that are critical for permanent downhole monitoring.

•

In Kazakhstan, the national oil company subsidiary OzenMunaiGas awarded SLB a performance-based contract for rental of electric submersible pumps (ESP) and associated services for 150 wells in the Ozen Field. SLB will provide technological solutions to address challenges such as depleted reservoirs, scaling, corrosion, and paraffin deposition, while targeting an increase in production and equipment performance.

•

In Malaysia, PETRONAS Carigali Sdn Bhd (PCSB) awarded SLB a five-year contract to deploy coiled tubing drilling services on PCSB operations. PCSB aims to increase its efficiency and production, while simultaneously reducing emissions and cost. The contract will start with candidate studies, in which PCSB and SLB will collaborate to identify wells that are applicable for coiled tubing drilling operations.

•

In northwest China, Sinopec Northwest China Petroleum Bureau awarded SLB a contract for engineering analysis and a full suite of rotary steerable solutions for three extended reach wells. This followed a successful run in a 10,000-meter, high-temperature, highly deviated well.

•

In Australia, Woodside Energy contracted with the OneSubsea integrated field development group to identify the appropriate development concept for Phase 3 of the Julimar-Brunello project, adding a tieback for additional wells for production to the Wheatstone platform. The collaborative approach enabled the rapid creation of a compelling business case for advancing the project. The collaboration between Woodside and OneSubsea is an example of the OneSubsea Agile SPS development approach for subsea production systems, which facilitates efficient decision making and optimizes subsea development.

Technology and Performance

Notable technology introductions and deployment in the quarter include the following:

•

In Turkey, SLB and Zorlu Enerji deployed a Reda Thermal™ power-efficient geothermal ESP in the deepest and hottest condition for an ESP, with a pump setting depth of 1,700 meters and bottomhole temperature of 230°C. The ESP deployment enabled generation of 2.98 megawatts of zero-carbon electricity in a previously untapped well, a further achievement to the Kizildere geothermal power facility project in which Zorlu Enerji and SLB have completed more than 10 high-enthalpy geothermal wells with the Reda Thermal ESP technology.

•

In Libya, Mellitah Oil & Gas awarded SLB a new stimulation campaign based on the application of the OneSTEP EF™ efficient, low-risk sandstone stimulation solution in three wells in the giant Bu Attifel Field. After stimulation of the three wells, total oil and gas production increased 180% and 140%, respectively. The simplified operations of OneSTEP EF resulted in 50% less fluid volume required for the stimulation job compared to conventional stimulation volumes, thereby increasing safety and reducing environmental impact with a smaller operational footprint and less volume of disposed fluid.

•

In Indonesia, SLB provided well construction and reservoir performance services and the subsea landing string for the Geng North-1 exploration well located in Makassar Strait. The deployment of multiple SLB technologies enabled testing of the massive reservoir accurately and efficiently, with up to 88% savings in time compared to conventional technology. Deployment in the harsh high-pressure deepwater environment proved the robustness and value of these high-end technologies, which included the Saturn™ 3D radial probe with the InSitu Fluid Analyzer™ real-time downhole fluid analysis system and the subsequent deployment of multiple Symphony™ live downhole reservoir testing interfaces for the first time in Indonesia.

Decarbonization

SLB is focused on developing and implementing technologies that can reduce emissions and environmental impact with practical, quantifiably proven solutions both in our Core operations and in adjacent industries. An example includes the following:

•

SLB End-to-end Emissions Solutions (SEES) has been selected by integrated energy company Eni to deliver comprehensive fugitive methane emissions measurement and reporting plans for Eni’s global operating facilities. The project, which is already in progress, aligns with the reporting standards of the Oil & Gas Methane Partnership 2.0—the flagship methane reporting and mitigation program of the United Nations Environment Programme. It aims to provide Eni with an accurate account of its fugitive methane emissions for transparent reporting purposes and to inform Eni’s strategic efforts to reduce fugitive emissions. Methane is a potent greenhouse gas that has a climate change impact up to 84 times greater than carbon dioxide over a 20-year timescale and represents about half of the oil and gas sector’s operational emissions.

DIGITAL

SLB is deploying digital technology at scale, partnering with customers to migrate their technology and workflows into the cloud, embrace new AI-enabled capabilities, and leverage insights to elevate their performance. Notable highlights include the following:

•

SLB and Geminus AI announced an investment and technology partnership agreement to deploy the first physics-informed AI model builder for oil and gas operations. The Geminus model builder fuses physics-based approaches with process data to produce highly accurate AI models that can be deployed at scale, far faster and at much lower cost than traditional AI approaches. Data scientists and modeling engineers can use the platform to predict the behavior of complex reservoir systems and make informed real-time decisions.

•

SLB and Nabors Industries announced a collaboration to scale the adoption of automated drilling solutions for oil and gas operators and drilling contractors. The agreement will enable customers to seamlessly integrate the companies’ drilling automation applications and rig operating systems to deliver improved well construction performance and efficiency. The new integration provides customers with access to a broader suite of drilling automation technologies and greater flexibility to utilize their existing rig control systems and equipment on either SLB’s PRECISE™ or Nabors’ SmartROS® rig operating systems.

•

Azule Energy, a joint venture of bp and Eni Angola, the largest independent energy producer in Angola, has awarded SLB a contract to deploy the Delfi digital platform. The contract scope covers the digital transformation of Azule across exploration and production operations, including moving subsurface workflows to the cloud. Azule is targeting improvements in business operations and productivity by using AI and machine learning to drive increased insights from data, accelerating workflows and decision-making.

•

In Colombia, Lewis Energy Colombia Inc. awarded SLB a three-year software-as-a-service contract to deploy the Delfi digital platform. Lewis will migrate and integrate data from Studio™ E&P knowledge software into digital subsurface workflows in the Delfi platform to improve the performance and efficiency of its operations and enable effective responses to daily challenges.

•

In Kuwait, the Kuwait Drilling Company (KDC) entered into a contract with SLB to deploy the DrillPlan™ coherent well design and engineering solution on Delfi as the planning environment for its directional drilling services. The DrillPlan solution enables KDC to produce better drilling plans quickly and efficiently by using AI, machine learning, and the high-performance computing environment on the cloud.

•

Also in Kuwait, Kuwait Oil Company (KOC) partnered with SLB INNOVATION FACTORI to develop and deploy AI and machine learning-based drilling, production, and subsurface workflows for its multiple assets utilizing Dataiku’s AI platform and SLB Petrel™ subsurface software and Techlog™ wellbore software. SLB and KOC worked together to develop a novel process to automate mud loss analysis and forecast potential losses and their severity in planned wells, using machine learning. This predictive capability reduces nonproductive time and mitigates associated costs for well control, including rig expenses, lost circulation material, and cement plugs.

NEW ENERGY

SLB continues to participate in the global transition to low-carbon energy systems through innovative technology and strategic partnerships, including the following:

•

In the North Sea, SLB and Northern Lights Joint Venture have signed a memorandum of understanding with Microsoft to optimize integrated cloud-based workflows for the operation of Northern Lights, one of the first CO2 transport and storage providers for cross-border carbon capture and storage (CCS). The collaboration will contribute to the development of scalable and cost-efficient digital solutions for the emerging CCS industry. In the initial phases of the collaboration, SLB will extend its digital CCS workflows and numerical simulation systems on Delfi, which was deployed to streamline the subsurface workflows of Northern Lights in 2022.

•

In the United Arab Emirates, Sharjah National Oil Corporation awarded SLB a CCS consultancy project with the objective to inject CO2 and other gases into mature onshore Sharjah gas fields. SLB will leverage its storage site evaluation solution, which incorporates measurement, monitoring, and verification planning, and will apply SLB technical expertise and experience in reservoir management and subsurface technologies to evaluate capacity, injectivity, and containment. The project will assess the carbon storage potential for reliability, economics, and sustainability and provide consultation on the injection and monitoring strategy.

•

In Japan, INPEX and JOGMEC completed a carbon capture, utilization, and storage pilot test in the Minami-aga depleted oil and gas field with SLB technology providing support for two injection wells and a short-term injection test. In the drilling phase, Sonic Scanner™ acoustic scanning platform and MDT™ modular formation dynamics testing data were instrumental in containment evaluation, and WellWatcher™ permanent monitoring systems were deployed. For the injection test, SLB designed and executed CO2 pumping and delivered integrated services for coiled tubing, surface testing, and cased-hole wireline logging. The Pulsar™ multifunction spectroscopy service was employed for near-wellbore CO2 monitoring. Before and after CO2 injection, an Optiq™ fiber-optic solutions workflow was used for temperature and acoustic monitoring.

FINANCIAL TABLES

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Fourth Quarter		Twelve Months
Periods Ended December 31,	2023	2022	2023	2022
Revenue	$8,990	$7,879	$33,135	$28,091
Interest & other income (1)	95	174	342	610
Expenses
Cost of revenue (1)	7,194	6,308	26,572	22,930
Research & engineering	187	178	711	634
General & administrative	96	99	364	376
Merger and integration (1)	45	—	45	—
Interest	130	121	503	490

Income before taxes (1)	$1,433	$1,347	$5,282	$4,271
Tax expense (1)	284	264	1,007	779

Net income (1)	$1,149	$1,083	$4,275	$3,492
Net income attributable to noncontrolling interests (1)	36	18	72	51

Net income attributable to SLB (1)	$1,113	$1,065	$4,203	$3,441

Diluted earnings per share of SLB (1)	$0.77	$0.74	$2.91	$2.39

Average shares outstanding	1,429	1,420	1,425	1,416
Average shares outstanding assuming dilution	1,446	1,442	1,443	1,437

Depreciation & amortization included in expenses (2)	$609	$549	$2,312	$2,147

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of fixed assets and amortization of intangible assets, exploration data costs, and APS investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)
	Dec. 31,	Dec. 31,
	2023	2022
Assets
Current Assets
Cash and short-term investments	$3,989	$2,894
Receivables	7,812	6,766
Inventories	4,387	3,999
Other current assets	1,530	1,344

	17,718	15,003
Investment in affiliated companies	1,624	1,581
Fixed assets	7,240	6,607
Goodwill	14,084	12,982
Intangible assets	3,239	2,992
Other assets	4,052	3,970

	$47,957	$43,135

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$10,904	$9,121
Estimated liability for taxes on income	994	1,002
Short-term borrowings and current portion of long-term debt	1,123	1,632
Dividends payable	374	263

	13,395	12,018
Long-term debt	10,842	10,594
Postretirement benefits	175	165
Other liabilities	2,186	2,369

	26,598	25,146
Equity	21,359	17,989

	$47,957	$43,135

Liquidity

		(Stated in millions)
Components of Liquidity	Dec. 31, 2023	Sept. 30, 2023	Dec. 31, 2022
Cash and short-term investments	$3,989	$3,735	$2,894
Short-term borrowings and current portion of long-term debt	(1,123)	(1,998)	(1,632)
Long-term debt	(10,842)	(11,147)	(10,594)

Net Debt (1)	$(7,976)	$(9,410)	$(9,332)

Details of changes in liquidity follow:

Periods Ended December 31,	Twelve Months 2023	Fourth Quarter 2023	Twelve Months 2022

Net income	$4,275	$1,149	$3,492
Charges and credits, net of tax (2)	110	146	(303)

	4,385	1,295	3,189
Depreciation and amortization (3)	2,312	609	2,147
Stock-based compensation expense	293	75	313
Change in working capital	(215)	1,138	(1,709)
US federal tax refund	85	85	—
Other	(223)	(180)	(220)

Cash flow from operations	6,637	3,022	3,720

Capital expenditures	(1,939)	(594)	(1,618)
APS investments	(507)	(116)	(587)
Exploration data capitalized	(153)	(32)	(97)

Free cash flow (4)	4,038	2,280	1,418

Dividends paid	(1,317)	(356)	(848)
Stock repurchase program	(694)	(100)	—
Proceeds from employee stock plans	281	5	222
Business acquisitions and investments, net of cash acquired	(330)	(50)	(58)
Proceeds from sale of Liberty shares	137	—	732
Proceeds from sale of ADC shares	—	—	223
Proceeds from sale of real estate	—	—	120
Purchases of Blue Chip Swap securities	(185)	(16)	(259)
Proceeds from sale of Blue Chip Swap securities	97	6	111
Taxes paid on net settled stock-based compensation awards	(169)	(7)	(93)
Other	(195)	(1)	(105)

Decrease in net debt before impact of changes in foreign exchange rates	1,663	1,761	1,463
Impact of changes in foreign exchange rates on net debt	(307)	(327)	261

Decrease in Net Debt	1,356	1,434	1,724
Net Debt, beginning of period	(9,332)	(9,410)	(11,056)

Net Debt, end of period	$(7,976)	$(7,976)	$(9,332)

(1)

“Net Debt” represents gross debt less cash and short-term investments. Management believes that Net Debt provides useful information to investors and management regarding the level of SLB’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of fixed assets and amortization of intangible assets, exploration data costs, and APS investments.
(4)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and exploration data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of SLB’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this fourth-quarter 2023 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, SLB net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; effective tax rate, excluding charges & credits; adjusted EBITDA and adjusted EBITDA margin) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures provides useful perspective on SLB’s underlying business results and operating trends, and a means to evaluate SLB’s operations period over period. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of certain of these non-GAAP measures to the comparable GAAP measures. For a reconciliation of adjusted EBITDA to the comparable GAAP measure, please refer to the section titled “Supplementary Information” (Question 10).

	(Stated in millions, except per share amounts)
	Fourth Quarter 2023
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
SLB net income (GAAP basis)	$1,433	$284	$36	$1,113	$0.77
Merger & integration (1)	56	8	8	40	0.03
Argentina devaluation (2)	90	—	—	90	0.06

SLB net income, excluding charges & credits	$1,579	$292	$44	$1,243	$0.86

	Fourth Quarter 2022
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
SLB net income (GAAP basis)	$1,347	$264	$18	$1,065	$0.74
Gain on ADC equity investment	(107)	(3)	—	(104)	(0.07)
Gain on sale of Liberty shares	(84)	(19)	—	(65)	(0.05)
Gain on repurchase of bonds	(11)	(2)	—	(9)	(0.01)
Loss on Blue Chip Swap transactions	139	—	—	139	0.10

SLB net income, excluding charges & credits	$1,284	$240	$18	$1,026	$0.71

	(Stated in millions, except per share amounts)
	Twelve Months 2023
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
SLB net income (GAAP basis)	$5,282	$1,007	$72	$4,203	$2.91
Fourth Quarter
Merger & integration (1)	56	8	8	40	0.03
Argentina devaluation (2)	90	—	—	90	0.06
First Quarter
Gain on sale of Liberty shares (3)	(36)	(8)	—	(28)	(0.02)

SLB net income, excluding charges & credits	$5,392	$1,007	$80	$4,305	$2.98

	Twelve Months 2022
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
SLB net income (GAAP basis)	$4,271	$779	$51	$3,441	$2.39
Fourth Quarter
Gain on ADC equity investment	(107)	(3)	—	(104)	(0.07)
Gain on sale of Liberty shares	(84)	(19)	—	(65)	(0.05)
Gain on repurchase of bonds	(11)	(2)	—	(9)	(0.01)
Loss on Blue Chip Swap transactions	139	—	—	139	0.10
Second Quarter
Gain on sale of Liberty shares	(215)	(14)	—	(201)	(0.14)
Gain on sale of certain real estate	(43)	(2)	—	(41)	(0.03)
First Quarter
Gain on sale of Liberty shares	(26)	(4)	—	(22)	(0.02)

SLB net income, excluding charges & credits	$3,924	$735	$51	$3,138	$2.18

(1)	$45 million of these charges were classified in Merger & integration in the Condensed Consolidated Statement of Income with the remaining $11 million classified in Cost of revenue.
(2)	Classified in Cost of revenue in the Condensed Consolidated Statement of income.
(3)	Classified in Interest & other income in the Condensed Consolidated Statement of income.

There were no charges or credits during the third quarter of 2023.

All Charges & Credits for the full year 2022 are classified in Interest & other income in the Condensed Consolidated Statement of Income.

*	Does not add due to rounding.

Divisions

(Stated in millions)
	Three Months Ended
	Dec. 31, 2023		Sept. 30, 2023		Dec. 31, 2022
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Digital & Integration	$1,049	$356	$982	$314	$1,012	$382
Reservoir Performance	1,735	371	1,680	344	1,554	282
Well Construction	3,426	770	3,430	759	3,229	679
Production Systems	2,944	442	2,367	319	2,215	238
Eliminations & other	(164)	(71)	(149)	(53)	(131)	(24)

Pretax segment operating income		1,868		1,683		1,557
Corporate & other		(193)		(182)		(169)
Interest income(1)		30		20		14
Interest expense(1)		(126)		(126)		(118)
Charges & credits(2)		(146)		—		63

	$8,990	$1,433	$8,310	$1,395	$7,879	$1,347

(Stated in millions)
	Full Year 2023
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (Income) (4)	Adjusted EBITDA (5)	Capital Investments (6)
Digital & Integration	$3,871	$1,257	$578	$12	$1,847	$660
Reservoir Performance	6,561	1,263	387	(4)	1,646	514
Well Construction	13,478	2,932	587	(5)	3,514	908
Production Systems	9,831	1,245	325	(1)	1,569	384
Eliminations & other	(606)	(174)	277	(1)	102	133

		6,523	2,154	1	8,678	2,599
Corporate & other		(729)	158		(571)
Interest income (1)		87
Interest expense (1)		(489)
Charges & credits (2)		(110)

	$33,135	$5,282	$2,312	$1	$8,107	$2,599

(Stated in millions)
	Full Year 2022
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (Income) (4)	Adjusted EBITDA (5)	Capital Investments (6)
Digital & Integration	$3,725	$1,357	$504	$11	$1,872	$689
Reservoir Performance	5,553	881	386	(34)	1,233	478
Well Construction	11,397	2,202	524	(25)	2,701	687
Production Systems	7,862	748	311	(11)	1,047	346
Eliminations & other	(446)	(177)	271	(1)	95	102

		5,011	1,996	(60)	6,948	2,302
Corporate & other		(637)	151		(486)
Interest income (1)		27
Interest expense (1)		(477)
Charges & credits (2)		347

	$28,091	$4,271	$2,147	$(60)	$6,462	$2,302

(1)	Excludes amounts which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of fixed assets and amortization of intangible assets, APS and exploration data costs.
(4)	Excludes interest income and interest expense recorded at the corporate level.
(5)	Adjusted EBITDA represents income before taxes excluding depreciation and amortization, interest income, interest expense and charges & credits.
(6)	Capital investments includes capital expenditures, APS investments, and exploration data costs capitalized.

Geographical

(Stated in millions)
	Full Year 2023
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (Income) (4)	Adjusted EBITDA (5)
International	$26,188	$5,486	$1,513	($11)	$6,988
North America	6,727	1,157	389	13	1,559
Eliminations & other	220	(120)	252	(1)	131

		6,523	2,154	1	8,678
Corporate & other		(729)	158		(571)
Interest income (1)		87
Interest expense (1)		(489)
Charges & credits (2)		(110)

	$33,135	$5,282	$2,312	$1	$8,107

(Stated in millions)
	Full Year 2022
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (Income) (4)	Adjusted EBITDA (5)
International	$21,895	$4,063	$1,433	($71)	$5,425
North America	5,995	1,106	353	12	1,470
Eliminations & other	201	(158)	210	(1)	53

		5,011	1,996	(60)	6,948
Corporate & other		(637)	151		(486)
Interest income (1)		27
Interest expense (1)		(477)
Charges & credits (2)		347

	$28,091	$4,271	$2,147	$(60)	$6,462

(1)	Excludes amounts which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of fixed assets and amortization of intangible assets, APS and exploration data costs.
(4)	Excludes interest income and interest expense recorded at the corporate level.
(5)	Adjusted EBITDA represents income before taxes excluding depreciation and amortization, interest income, interest expense and charges & credits.

Supplementary Information

Frequently Asked Questions

1)	What is the capital investment guidance for the full-year 2024?

Capital investment (consisting of capex, exploration data costs, and APS investments) for the full-year 2024 is expected to be approximately $2.6 billion, which is the same level as the full-year 2023.

2)	What were cash flow from operations and free cash flow for the fourth quarter of 2023?

Cash flow from operations for the fourth quarter of 2023 was $3.02 billion and free cash flow was $2.28 billion.

3)	What were cash flow from operations and free cash flow for the full year 2023?

Cash flow from operations for the full year 2023 was $6.64 billion and free cash flow was $4.04 billion.

4)	What was included in “Interest & other income” for the fourth quarter of 2023?

“Interest & other income” for the fourth quarter of 2023 was $95 million. This consisted of interest income of $41 million and earnings of equity method investments of $54 million.

5)	How did interest income and interest expense change during the fourth quarter of 2023?

Interest income of $41 million for the fourth quarter of 2023 increased $20 million sequentially. Interest expense of $130 million increased $1 million sequentially.

6)	What is the difference between SLB’s consolidated income before taxes and pretax segment operating income?

The difference consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments, as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

7)	What was the effective tax rate (ETR) for the fourth quarter of 2023?

The ETR for the fourth quarter of 2023, calculated in accordance with GAAP, was 19.9% as compared to 18.6% for the third quarter of 2023. Excluding charges and credits, the ETR for the fourth quarter of 2023 was 18.5%. There were no charges or credits during the third quarter of 2023.

8)	How many shares of common stock were outstanding as of December 31, 2023, and how did this change from the end of the previous quarter?

There were 1.427 billion shares of common stock outstanding as of December 31, 2023, and 1.423 billion shares outstanding as of September 30, 2023.

(Stated in millions)
Shares outstanding at September 30, 2023	1,423
Shares issued under employee stock purchase plan	—
Shares issued to optionees, less shares exchanged	—
Vesting of restricted stock	1
Shares issued on acquisition of Aker subsea	5
Stock repurchase program	(2)

Shares outstanding at December 31, 2023	1,427

9)

What was the weighted average number of shares outstanding during the fourth quarter of 2023 and third quarter of 2023? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share?

The weighted average number of shares outstanding was 1.429 billion during the fourth quarter of 2023 and 1.424 billion during the third quarter of 2023. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share.

	(Stated in millions)
	Fourth Quarter 2023	Third Quarter 2023
Weighted average shares outstanding	1,429	1,424
Unvested restricted stock	16	16
Assumed exercise of stock options	1	2

Average shares outstanding, assuming dilution	1,446	1,442

10)	What was SLB’s adjusted EBITDA in the fourth quarter of 2023, the third quarter of 2023, the fourth quarter of 2022, the full-year 2023, and the full-year 2022?

SLB’s adjusted EBITDA was $2.277 billion in the fourth quarter of 2023, $2.081 billion in the third quarter of 2023, and $1.921 billion in the fourth quarter of 2022, and was calculated as follows:

	(Stated in millions)
	Fourth Quarter 2023	Third Quarter 2023	Fourth Quarter 2022
Net income attributable to SLB	$1,113	$1,123	$1,065
Net income attributable to noncontrolling interests	36	13	18
Tax expense	284	259	264

Income before taxes	$1,433	$1,395	$1,347
Charges & credits	146	—	(63)
Depreciation and amortization	609	579	549
Interest expense	130	129	121
Interest income	(41)	(22)	(33)

Adjusted EBITDA	$2,277	$2,081	$1,921

SLB’s adjusted EBITDA was $8.107 billion in the full-year 2023 and $6.462 billion for the full-year 2022, and was calculated as follows:

	(Stated in millions)
	Twelve Months 2023	Twelve Months 2022
Net income attributable to SLB	$4,203	$3,441
Net income attributable to noncontrolling interests	72	51
Tax expense	1,007	779

Income before taxes	$5,282	$4,271
Charges& credits	110	(347)
Depreciation and amortization	2,312	2,147
Interest expense	503	490
Interest income	(100)	(99)

Adjusted EBITDA	$8,107	$6,462

Adjusted EBITDA represents income before taxes, excluding charges & credits, depreciation and amortization, interest expense, and interest income. Management believes that adjusted EBITDA is an important profitability measure for SLB and that it provides useful perspective on SLB’s underlying business results and operating trends, and a means to evaluate SLB’s operations period over period. Adjusted EBITDA is also used by management as a performance measure in determining certain incentive compensation. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

11)	What were the components of depreciation and amortization expense for the fourth quarter of 2023, the third quarter of 2023, and the fourth quarter of 2022?

The components of depreciation and amortization expense for the fourth quarter of 2023, the third quarter of 2023, and the fourth quarter of 2022 were as follows:

	(Stated in millions)
	Fourth Quarter 2023	Third Quarter 2023	Fourth Quarter 2022
Depreciation of fixed assets	$380	$365	$347
Amortization of intangible assets	83	78	75
Amortization of APS investments	111	107	102
Amortization of exploration data costs capitalized	35	29	25

	$609	$579	$549

12)	What Divisions comprise SLB’s Core business and what was their revenue and pretax operating income for the full-year 2023 and full-year 2022?

SLB’s Core business comprises the Reservoir Performance, Well Construction, and Production Systems Divisions. SLB’s Core business revenue and pretax operating income for the full-year 2023 and full-year 2022 are calculated as follows:

	Twelve Months Ended
	Dec. 31, 2023	Dec. 31, 2022	Change
Revenue
Reservoir Performance	$6,561	$5,553
Well Construction	13,478	11,397
Production Systems	9,831	7,862

	$29,870	$24,812	20%

Pretax Operating Income
Reservoir Performance	$1,263	$881
Well Construction	2,932	2,202
Production Systems	1,245	748

	$5,440	$3,831	42%

Pretax Operating Margin
Reservoir Performance	19.2%	15.9%
Well Construction	21.8%	19.3%
Production Systems	12.7%	9.5%

	18.2%	15.4%	277 bps

13)	How does SLB calculate ROCE (return on capital employed)?

SLB calculates ROCE as a ratio, the numerator of which is (a) net income, excluding charges and credits plus (b) after tax net interest expense, and the denominator of which is (x) stockholders’ equity, including non-controlling interests (average of beginning and end of each quarter in the year), plus (y) net debt (average of beginning and end of each quarter in the year). ROCE is a measure of the efficiency of our capital employed and is a comprehensive indicator of long-term company and management performance.

About SLB

SLB (NYSE: SLB) is a global technology company driving energy innovation for a balanced planet. With a global presence in more than 100 countries and employees representing almost twice as many nationalities, we work each day on innovating oil and gas, delivering digital at scale, decarbonizing industries, and developing and scaling new energy systems that accelerate the energy transition. Find out more at slb.com.

Conference Call Information

SLB will hold a conference call to discuss the earnings press release and business outlook on Friday, January 19, 2024. The call is scheduled to begin at 9:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (844) 721-7241 within North America, or +1 (409) 207-6955 outside North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 8858313. At the conclusion of the conference call, an audio replay will be available until February 19, 2024, by dialing +1 (866) 207-1041 within North America, or +1 (402) 970-0847 outside North America, and providing the access code 8122009. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same website until February 19, 2024.

Investors	Media

James R. McDonald – SVP, Investor Relations & Industry Affairs, SLB Joy V. Domingo – Director of Investor Relations, SLB Tel: +1 (713) 375-3535 Email: investor-relations@slb.com	Josh Byerly – Vice President of Communications, SLB Moira Duff – Director of External Communications, SLB Tel: +1 (713) 375-3407 Email: media@slb.com

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This fourth-quarter and full-year 2023 earnings press release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “precursor,” “forecast,” “outlook,” “expectations,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “scheduled,” “think,” “should,” “could,” “would,” “will,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; growth for SLB as a whole and for each of its Divisions (and for specified business lines, geographic areas, or technologies within each Division); oil and natural gas demand and production growth; oil and natural gas prices; forecasts or expectations regarding energy transition and global climate change; improvements in operating procedures and technology; capital expenditures by SLB and the oil and gas industry; our business strategies, including digital and “fit for basin,” as well as the strategies of our customers; our capital allocation plans, including dividend plans and share repurchase programs; our APS projects, joint ventures, and other alliances; the impact of the ongoing conflict in Ukraine on global energy supply; access to raw materials; future global economic and geopolitical conditions; future liquidity, including free cash flow; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic and geopolitical conditions; changes in exploration and production spending by our customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers and suppliers; the inability to achieve our financial and performance targets and other forecasts and expectations; the inability to achieve our net-zero carbon emissions goals or interim emissions reduction goals; general economic, geopolitical, and business conditions in key regions of the world; the ongoing conflict in Ukraine; foreign currency risk; inflation; changes in monetary policy by governments; pricing pressure; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations; challenges in our supply chain; production declines; the extent of future charges; the inability to recognize efficiencies and other intended benefits from our business strategies and initiatives, such as digital or new energy, as well as our cost reduction strategies; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this press release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this press release are made as of the date of this release, and SLB disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

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